Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2024 Omnibus Incentive Plan of The Gorman-Rupp Company of our reports dated February 26, 2024, with respect to the consolidated financial statements of The Gorman-Rupp Company and the effectiveness of internal control over financial reporting of The Gorman-Rupp Company included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio

April 30, 2024